Exhibit 99.1

News Release

Contacts:        John Aglialoro

                         Chairman and CEO

                         508-533-4300

CYBEX INTERNATIONAL, INC. ANNOUNCES RESULTS

FOR FIRST QUARTER 2003;

PROVIDES UPDATE ON STATUS OF ITS CREDIT ARRANGEMENTS

MEDWAY, MA, May 13, 2003—Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the first quarter ended March 29, 2003. Net sales for the quarter ended March 29, 2003 were $20,608,000, representing an increase of 9% compared to net sales for the first quarter of 2002 of $18,913,000. The 2003 sales increase was offset by unfavorable margins due to a change in product mix, manufacturing cost variances, inventory write-offs and increased warranty, selling and legal costs. This resulted in a net loss for the quarter ended March 29, 2003 of $1,787,000, or $0.20 per diluted share, compared to net income for the first quarter of 2002 of $59,000, or $0.01 per diluted share.

The Company also reported on the status of its credit arrangements. The Company has entered into a forbearance agreement with its lenders pursuant to which the lenders have agreed not to exercise their rights with respect to certain financial covenant defaults under its Credit Agreement during a forbearance period that runs through June 30, 2003, subject to extension to August 30, 2003 if certain conditions are met. UM Holdings Ltd., a principal stockholder of the Company, has continued to provide financial support, with $3,950,000 in subordinated loans outstanding as of May 9, 2003. The Company continues to pursue a refinancing of the Credit Agreement prior to its maturity date of December 31, 2003. In light of the uncertainties related to the Company’s credit arrangements and cash needs, the Company has directed its investment banker, Legg Mason, to investigate all alternatives available to the Company to retire its bank debt, including a sale of the Company.

John Aglialoro, Chairman and CEO, stated “We have achieved market acceptance of our new products, especially the Arc Trainer, and have shown the ability to produce three consecutive quarters of increased sales. The historic debt structure of the Company continues to present challenges for us. We remain optimistic in the availability of one or more alternatives which will result in the retirement of our existing bank debt.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving human performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facility and to refinance such credit facility, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, and its proxy statement dated April 22, 2003.

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 29,	March 30,
	2003	2002
Net sales	$20,608	$18,913
Cost of sales	13,908	11,670

Gross profit	6,700	7,243
As a percentage of sales	32.5%	38.3%
Selling, general and administrative expenses	7,527	6,532

Operating income (loss)	(827)	711
Interest expense, net	1,017	610

Income (loss) before income taxes	(1,844)	101
Income tax provision (benefit)	(57)	42

Net income (loss)	$(1,787)	$59

Basic and diluted net income (loss) per share	$(.20)	$.01

Shares used in computing net income (loss) per share	8,831	8,884

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 29,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$469	$216
Accounts receivable, net	12,386	13,628
Inventories	7,450	8,489
Prepaid expenses and other	1,856	1,773

Total current assets	22,161	24,106

Property and equipment, net	16,146	16,553
Goodwill, net	11,247	11,247
Other assets	1,132	1,455

	$50,686	$53,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$23,785	$26,410
Related party loan	3,400	–
Accounts payable	9,128	9,488
Accrued expenses	9,312	9,647

Total current liabilities	45,625	45,545

Long-term debt	1,600	1,600
Related party loan	–	1,000
Other liabilities	2,818	2,811

Total liabilities	50,043	50,956

Stockholders’ equity	643	2,405

	$50,686	$53,361